AUGUST 5, 2014

112359 FACTOR FUND, LLC

411 Hackensack Avenue
Hackensack, NY 07601

RE:     Convertible Debentures numbered BTZO – 59FF 101 through 108

To whom it may concern:

112359 FACTOR FUND, LLC (“Investor”) holds those certain convertible debentures numbered BTZO – 59FF 101, BTZO – 59FF 102, BTZO – 59FF 103, BTZO – 59FF 104, BTZO – 59FF 105, BTZO – 59FF 106, BTZO – 59FF 107, and BTZO – 59FF 108 (the “Debentures”) issued by BITZIO, INC. (“Company”), and any Company securities issuable thereunder (the “Securities”). This letter agreement (“Agreement”), effective as of the date hereof (the “Effective Date”), shall confirm that, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Investor and Company, intending to be legally bound, hereby agree as follows:

1.	Section 1(b) of the Debentures shall be amended in their entirety as follows:

“(b)	Certain Conversion Restrictions. A Holder may not convert this Debenture to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of this Debenture held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Obligor the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Obligor shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 1(a)(i) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Obligor. Other Holders shall be unaffected by any such waiver.”

2.	Section 1(c)(i) of the Debentures shall be amended in its entirety as follows:

“(i)	The “Conversion Price” in effect on any Conversion Date shall be equal to 100% of the average of the five (5) lowest closing market prices for the Common Stock for the sixty (60) Trading Days preceding conversion. All market and trading prices shall be the prices as posted on the OTCQB or on the principal US National Stock Exchange or other electronic stock trading platform upon which the Company may at that time be listed.”

3.	Section 1(d)(ii) of the Debentures shall be amended in its entirety as follows:

“(ii)	[Intentionally Omitted].”

4.	Section 1(f) of the Debentures shall be amended to include a new Section 1(f)(viii) as follows:

“(viii)	The Interest Rate shall automatically increase to TWENTY PERCENT (20%) (“Default Interest Rate”) in the event that any Default Event occurs hereunder, including, without limitation, any failure by the Company to pay the full principal balance due hereunder on or before the Maturity Date; provided, however, that the Default Interest Rate shall only be applicable from and after the date upon which and such Default Event hereunder occurs and shall only apply from that date with respect to the unpaid portion of the principal balance hereunder.”

Please confirm your agreement with the foregoing by executing this Agreement where indicated below and returning it to the Company.

Sincerely,
BITZIO, INC.

By:	/s/ Hubert Blanchette
Print:	Hubert Blanchette
Title:	Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY

112359 FACTOR FUND, LLC

By:	/s/ Mary Carroll
Print:	Mary Carroll
Title:	Manager